Exhibit 10.1

AMENDMENT NO. 1 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment No. 1 to the Amended and Restated Employment Agreement (this “Amendment”), is dated as of March 11, 2009 and is entered into between Endurance Specialty Holdings Ltd. (the “Company”), and Kenneth J. LeStrange (the “Executive”).

WHEREAS, the Company and the Executive entered into an Amended and Restated Employment Agreement, dated as of December 22, 2008 (the “Employment Agreement”) in order to embody the terms of the Executive’s continued employment; and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement in order to revise downward the Executive’s annual base salary.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Amendment. Section 4.1(a) of the Employment Agreement is hereby deleted in its entirety and the following new Section 4.1(a) is inserted in lieu thereof:

“(a) Base Salary. During the Term, the Company shall pay to the Executive a base salary of $900,000 per annum, effective as of March 1, 2009 and subject to increase from time to time as determined by the Board (“Base Salary”). The Executive’s Base Salary shall be payable in accordance with the Company’s normal payroll procedures and shall not during the Term be reduced without the written consent of the Executive.”

2. Effect of Amendment. The Company and the Executive agree that the reduction in Base Salary set forth in this Amendment shall not constitute a material diminution in the Executive’s base compensation or give rise to a right by the Executive to terminate his employment with the Company for Good Reason, as such term is defined in the Employment Agreement.

3. Effective Date. This Amendment shall be effective as of the date first written above.

4. Entire Agreement. The Employment Agreement, as amended by this Amendment, constitutes the entire agreement and understanding between the Company and the Executive with respect to the subject matter contained herein or therein, and supersedes all prior agreements, negotiations, discussions, understandings, term sheets, offering memorandums or letters of intent between the Company and the Executive with respect to such subject matter. Each of the Company and the Executive agrees that this Amendment is limited as specified and does not constitute a modification, acceptance or waiver of any other provision of the Employment Agreement or any other document or agreement. From and after the effective date of this Amendment, all references in the Employment Agreement shall be deemed to be references to the Employment Agreement as modified by this Amendment.

5 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ENDURANCE SPECIALTY HOLDINGS LTD.

By:	/s/ John V. Del Col
Name:	John V. Del Col
Title:	General Counsel & Secretary

/s/ Kenneth J. LeStrange Kenneth J. LeStrange